Exhibit 99.1

Brain Scientific's Expansion Relocates Its Headquarters to Bohemia, New York

NEW YORK, NY, Aug. 17, 2020 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE ‒ Brain Scientific Inc. (OTCQB: BRSF), a neurology-focused medical device and software company, announced an expansion of their facilities via a headquarter relocation to Bohemia, New York in central Long Island. The additional space will give the Brain Scientific team the ability to conduct more comprehensive and advance in-house R&D and product development.

Commenting on the planned headquarter move, Boris Goldstein, Chairman of the Board and Executive Vice President stated, “I believe this relocation of our headquarters to Bohemia is a strategic decision which will put us in a position of increased growth. The facility will house the space and staff needed to accommodate the demand of our existing devices as well as the development of new, innovative products.”

The move coincides with several order placements in Q2 for Memory MD’s NeuroCap™, a hospital-grade, disposable, preconfigured EEG headset. These orders were linked to the need to limit contact between EEG technicians and patients to help eliminate the spread of COVID-19 in emergency rooms, ICUs, and clinical research.

About Brain Scientific:

Brain Scientific is a commercial-stage healthcare company with two FDA-cleared products, providing next-gen solutions to the neurology market. The Company’s smart diagnostic devices and sensors simplify administration, shorten scan time and cut costs, allowing clinicians to make rapid decisions remotely and bridge the widening gap in access to neurological care. To learn more about our corporate strategy, devices or for investor relations please visit: www.brainscientific.com or email us at info@memorymd.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek” or “project” or the negative of these words or other variations on these words or comparable terminology. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates, and assumptions, and are subject to several risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing or attract additional investors, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand its business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Contact:
Irina Nazarova
917-435-1226
nazarova@memorymd.com